FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Chris Hill, Investor Relations: + 1 713 328 6401
investor.relations@corelab.com

CORE REPORTS MOST PROFITABLE Q1 EVER;
COMPANY POSTS WEATHER-ADJUSTED PRO-FORMA EPS OF $1.45;
ALL-TIME Q1 HIGHS FOR EPS, NET INCOME, AND REVENUE;
COMPANY RAISES QUARTERLY 2014 EPS GUIDANCE

AMSTERDAM (23 April 2014) - Core Laboratories N.V. (NYSE: "CLB US" and NYSE Euronext: "CLB NA") posted its most profitable first quarter in Company history. The record first quarter levels of earnings per diluted share (“EPS”), net income, and revenue were driven by year-over-year improvements for all three of the Company’s operating segments. Reservoir Description and Production Enhancement operations reported record first quarter revenue, operating income, and operating margins, while Reservoir Management operations posted its most profitable quarter in Company history. As was the case for all other oilfield service companies with operations in Northern America and Europe, these results were weakened by severe weather-related disruptions. Specifically, Core believes first quarter 2014 EPS was reduced approximately 5%, or $0.07 per diluted share, because of transitory weather disruptions, slower than expected international activities, and delays of certain deepwater development projects.

After removing the effect of the weather disruptions and project delays, and excluding foreign exchange ("ex-fx") referenced in the non-GAAP reconciliations, Core’s first quarter 2014 EPS increased 19% from year-earlier totals to $1.45. First quarter net income increased 10%, ex-fx, to $62,280,000, and operating income, ex-fx, increased 7% to $84,427,000. Year-over-year first quarter 2014 revenue increased 1% to $262,903,000, lower than expected due to the transitory weather impact and delays of certain deepwater development projects. However, because of increased demand for Core’s reservoir-optimizing technologies, along with productivity gains in the Company’s global operational network, first quarter 2014 operating margins expanded 180 basis points to an all-time quarterly record of 32%, ex-fx, even though revenue growth was lower than expected. Year-over-year quarterly incremental margins, calculated by dividing the change in quarterly operating income by the change in quarterly revenue, exceeded 100 percent.

First quarter 2014 free cash flow ("FCF"), defined as cash from operations less capital expenditures, was $57,956,000, as Core converted over 22% of its revenue into free cash. During the quarter, Core returned over $69,300,000 to its shareholders via dividends of approximately $22,500,000 and share repurchases totaling approximately $46,800,000. Core repurchased 254,340 shares during the first quarter of 2014, lowering the Company’s outstanding diluted share count to 45,132,000, a new 16-year low. The Company's Shareholder Capital Return Program has returned approximately $1.73 billion, equaling over $38 per diluted share, to its shareholders via quarterly dividends, special dividends, and diluted share count reductions over the past 11-plus years, during which time the Company's market capitalization increased from approximately $300 million to over $9 billion.

The Company's improved year-over-year results are a testament to Core's long-held growth strategy of adding new high-margin technologies and services. In addition, rather than relying on exploration budgets that are increasingly volatile and that are trending downward as oil companies exercise greater capital discipline, the Company continues to outperform industry peers because of its multi-decade-long focus on existing fields and fields under development.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. established an internal performance metric of achieving a return on invested capital ("ROIC") in the top decile of the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC was the highest in its oilfield services Comp Group. Moreover, the Company had the highest ROIC to Weighted Average Cost of Capital ("WACC") ratio in its Comp Group.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management. All operating results exclude foreign currency translations from the first quarter of 2014 as referenced in the non-GAAP reconciliations.

Reservoir Description

Reservoir Description operations, which focus primarily on offshore, complex crude-oil projects and, to a lesser extent, North American tight-oil developments, posted first quarter revenues of $125,256,000, up slightly from year-ago levels. Revenue levels were less than expected as several deepwater projects continued to be delayed because of projected cost overruns precipitating redesign of production facilities. However, as redesigns emerge and deepwater rig day rates and spread costs continue to decline, Core expects more deepwater projects to be initiated over the next several quarters. For example, Total’s recent announcement that it will develop the ultra-deepwater Block 32 Kaombo complex off Angola is a positive indication. In addition, weather disruptions in most North American tight-oil plays and North Sea projects pushed plans to core and collect reservoir fluids samples into later quarters. Nevertheless, Reservoir Description posted an all-time first quarter high for operating income at $35,381,000, up 2% from year-ago levels, while first quarter 2014 operating margins increased 40 basis points from last year to over 28%, establishing an all-time high for any first quarter in Company history.

The record operating margins were underpinned by ultra-high-pressure reservoir fluid phase behavior studies related to enhanced oil recovery (“EOR”) projects in the deepwater Gulf of Mexico (“GOM”). Data sets generated from analytical programs for formations with pressures up to 21,500 pounds per square inch were used to determine minimum miscibility pressures, physical properties of reservoir fluids after contact with injection gases, and thermodynamic parameters for reservoir stimulation models. The combinations of injection gases and in-situ reservoir fluids were tested using Core’s proprietary Pressurized Fluid ImagingTM system to ensure production deposition and formation damage do not occur. These high-pressure EOR data sets and associated flow-assurance studies are utilized by deepwater operators to increase daily production rates while maximizing estimated ultimate recovery (“EUR”) rates.

Also for deepwater and ultra-deepwater applications, Core has developed mobile offshore reservoir fluids laboratories. These unique labs employ accelerated fluid sampling procedures that ensure high-quality, mission-critical data sets within hours, instead of days, thereby saving expensive rig and spread costs. These data enable deepwater operators to make decisions regarding the commercial viability of developments early in the appraisal process.

Core is also providing valuable EOR services in several of the tight-oil plays in North America. Secondary and tertiary recovery projects are being conducted to increase EUR rates and maximize the economics of shale plays outside the “sweet spots” in various basins and shale plays, including the Eagle Ford and Wolfcamp.

Core is studying the effects of using a low-salinity water in floods to increase EUR rates in an oilfield that had employed other EOR techniques in the past. The Company also is determining the effectiveness of straight CO2 injections versus alternating water and gaseous (“WAG”) injections, and WAG processes are showing excellent results in one field.

Several large-scale Middle East projects are ongoing to improve the production of natural gas from unconventional reservoirs. Core has been requested to expand its analytical capabilities in the Middle East to meet increased demand from numerous clients who are evaluating multiple, unconventional natural gas plays. Over 1,000 core samples from various potential unconventional reservoirs are being analyzed for geochemical and mineralogical properties and studied with thin-section microphotography to determine specific reservoir characteristics.

Reservoir Description operations in Asia Pacific received 3,600 feet of core in its Jakarta facility during the first quarter, and 1,200 feet of additional core are scheduled for the second quarter of 2014. The cores are from two giant field developments that involve several appraisal wells, as well as a number of step-out wells being used to increase proven calculated reserves in both fields.

Production Enhancement

Production Enhancement operations, which focus primarily on North American tight-oil plays and have exposure to GOM deepwater developments, posted record first quarter revenues of $110,280,000, up 3% over first quarter 2013 levels. Revenue levels were lower than expected, primarily because of weather disruptions to most North American tight-oil operations and continued delays in deepwater Gulf of Mexico projects. However, operating income for the quarter surged over 11% from year-earlier first quarter totals to $38,140,000, and operating margins expanded over 270 basis points to 35%. Operating income and margins were both first quarter highs for Production Enhancement.

Production Enhancement continues to see robust demand for its FLOWPROFILERTM service. FLOWPROFILER technology employs a unique oil-soluble tracer, or combination of unique oil-soluble tracers, introduced into isolated stages via the stimulating proppant stream. The tracers are absorbed by the crude oil associated with each stage. When the well is flowed, crude oil samples are collected and analyzed by gas chromatography-mass spectrometry to identify and quantify flow from each stage. Stages not flowing optimally can be identified, precipitating remedial efforts and providing valuable insights for future wells.

Because this powerful technology can help maximize initial flow and EUR rates for virtually all unconventional tight-oil plays, Core has been recommending closer well spacings, longer laterals with more and shorter stages, and pumping proppant to “screen-out” for all stages. While these applications can increase well costs by as much as 20%, the additional expenses are clearly offset by the potential for a 40% to 60% increase in the EUR of hydrocarbons in certain tight-oil plays.

Core’s proprietary completion diagnostics services were also employed offshore in the deepwater GOM. In two separate projects, clients employed Core’s SpectraStimTM, SpectraScan®, and PackScan® technologies to identify serious problems with the gravel pack completions used for sand control. The diagnostic services allowed both clients to remediate faulty gravel packs that would have allowed abrasive sand to flow into, and erode, wellbore tubulars. The preemptive remediation potentially saved both operators hundreds of millions of dollars in future remediation costs and lost production.

There was a significant increase in demand during the first quarter for Core’s KODIAKTM Enhanced Perforating SystemsTM energetic technology, which combines the Company's HERO® High Efficiency Reservoir Optimization perforating charges (now API-certified as the industry's deepest penetrating perforating charges) with proprietary accelerator propellant pellets to boost the effectiveness of the perforating/stimulating event. The detonation of the perforating charge initiates a complex, sequentially oxidizing reaction of the solid rocket fuel pellets, thereby generating a high-pressure pulse of gases. This pulse then initiates and propagates fractures ("mini-fracs") into the unconventional reservoir sequence, creating cleaner perforation tunnels, improving stimulant/proppant injection, and increasing hydrocarbon production. Moreover, the propellant-activated mini-frac can potentially reduce the frac breakdown pressure of the reservoir. Lowering the formation frac breakdown pressure should, in turn, reduce the amount of compressive horsepower needed at the surface, thereby lowering frac stimulation costs.

Reservoir Management

Reservoir Management operations posted its most profitable quarter in Company history in the first quarter of 2014. Revenue for the quarter totaled $27,367,000, which generated $10,559,000 in operating income, an all-time quarterly record, which is up over 7% year-over-year and drove significant margin expansion. Operating margins rose to 39%.

Reservoir Management introduced two new joint-industry unconventional projects. The first, the Eaglebine Play - Reservoir Characterization and Project Properties, is an extension of Core’s highly successful South Texas Eagle Ford Shale Project and focuses on the Eagle Ford shale extension into East Texas and the overlying Woodbine sandstones. Initial drilling results have been encouraging, with production ranging from 600 to 1,254 barrels of oil equivalent per day. Most of the operators in the play have joined the project. The second project focuses on the liquids window of the Woodford Shale in the Permian Basin and in Oklahoma. This project is designed to evaluate the prospectivity of the Woodford in areas not currently being exploited by operators. In the quarter, the Company also added members to its Permian Basin projects, bringing the total number of participating companies to 66.

Internationally, Reservoir Management continued to focus on West and East Africa development projects. Core completed the second phase of its Tanzania Reservoirs and Seals project and Uganda Study, culminating in workshops and seminars for the member companies. The Company also initiated new projects in Mozambique and Senegal. These studies are directed toward providing data sets consisting of biostratigraphy, geology, reservoir quality, petrophysical properties, and seal evaluation with ties to seismic data sets for companies exploiting these deepwater provinces.

Free Cash Flow, Share Repurchases, Dividends, Capital Returned To Shareholders

During the first quarter of 2014, Core Laboratories generated $65,624,000 of cash from operating activities and had capital expenditures of $7,668,000, yielding $57,956,000 in FCF. Core converted over 22 cents of every revenue dollar into FCF, one of the highest conversion rates for the oilfield services sector.

The FCF in the first quarter 2014, along with borrowings from the Company's revolving credit facility, was used to pay $22,500,000 in cash dividends and to repurchase 254,340 shares. Core's outstanding diluted share count of 45,132,000 shares stands at its lowest level in 16 years. In all, Core has reduced its diluted share count by over 37,000,000 shares and has returned over $1.73 billion to its shareholders, equaling over $38 per diluted share, via diluted share count reductions, special dividends, and quarterly dividends since implementing its Shareholder Capital Return Program over 11 years ago.

On 13 January 2014, the Company's Board announced a quarterly cash dividend of $0.50 per share of common stock that was paid on 21 February 2014 to shareholders of record on 24 January 2014. This amount represented a 56% increase over the quarterly dividends of $0.32 per share that were paid in each quarter of 2013, and if paid each quarter of 2014, will equal a payout of $2.00 per share of common stock. Dutch withholding tax was deducted from the dividend at the rate of 15%.

On 14 April 2014, the Board announced a quarterly cash dividend of $0.50 per share of common stock payable in the second quarter of 2014. The second quarter cash dividend will be payable on 23 May 2014 to shareholders of record on 25 April 2014. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company’s Board established an internal performance metric of achieving an ROIC in the top decile of the oilfield service companies listed as Core’s peers by Bloomberg Financial. The Company and its Board believe that ROIC is a leading performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe shareholders will benefit if Core consistently performs in the highest ROIC decile among its Bloomberg peers. According to the latest financial information from Bloomberg, Core Laboratories’ ROIC was the highest of any of the oilfield service companies listed in its Comp Group. Several of the peer companies failed to post ROIC that exceeded their WACC, thereby eroding capital and shareholder value. Core’s ratio of ROIC to WACC is the highest of any company in the Comp Group.

Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Carbo Ceramics, FMC Technologies, Baker Hughes, Cameron International, Oceaneering, National Oilwell Varco, and Oil States International, among others. Core will update its ROIC compared with the oilfield services sector for the first quarter 2014 in its second quarter 2014 earnings release.

Second Quarter 2014 And Full-Year 2014 EPS Guidance

Core Lab anticipates a continuation of the improving trend experienced in the latter part of the first quarter which began in March. Since that time, North American activity and that in the international arena have increased as well. The Company believes that second quarter 2014 North American activity levels will continue to ramp up from the weather-affected first quarter levels which will drive its expected earnings higher than previous implied guidance based on our prior full year 2014 outlook. Therefore, Core expects second quarter revenue to range between $280,000,000 and $286,000,000 which would be up about 8% year-over-year. Using the range of revenue guidance and applying approximately 35% to 40% sequential incremental margins, second quarter 2014 EPS guidance would range from $1.48 to $1.53 which would be up over 14% year-over-year. FCF for the quarter is expected to be approximately $70,000,000, once again exceeding net income for the period. This operational guidance excludes foreign currency translations or any shares that may be repurchased in the second quarter. A 24.0% effective tax rate is assumed for the quarter.

Based on the anticipated increases in worldwide activity levels, Core believes that full-year 2014 revenue will range between approximately $1,155,000,000 and $1,175,000,000, up 8% year-over-year, with full-year EPS ranging from approximately $6.00 to approximately $6.25, up 15% year-over-year, when using first quarter EPS, ex-fx. Operating income margins are expected to expand to 33%, increasing approximately 200 basis points over 2013 levels.

Core expects FCF totals to exceed $300,000,000 in 2014, with the Company's client-directed capex program to be slightly greater than in 2013 and to be more than offset by continued improvements in working capital efficiencies. The Company, once again, has significantly increased its quarterly dividend in 2014, while continuing its Share Repurchase Program, thereby expanding its Shareholder Capital Return Program.

The Company has scheduled a conference call to discuss Core's first quarter 2014 earnings announcement. The call will begin at 7:30 a.m. CDT/2:30 p.m. CEST on Thursday, 24 April 2014.
To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2013 Form 10-K filed on 13 February 2014, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	31 March 2014	31 March 2013

REVENUE	$262,903	$260,927

OPERATING EXPENSES:
Costs of services and sales	161,669	163,645
General and administrative expenses	10,519	12,809
Depreciation and amortization	6,633	6,025
Other (income) expense, net	1,255	(589)

OPERATING INCOME	82,827	79,037
Interest expense	2,363	2,269

INCOME BEFORE INCOME TAX EXPENSE	80,464	76,768
INCOME TAX EXPENSE	19,311	20,036
NET INCOME	61,153	56,732
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	89	216
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$61,064	$56,516

Diluted Earnings Per Share:	$1.35	$1.22

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	45,182	46,493

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$125,256	$125,245
Production Enhancement	110,280	107,431
Reservoir Management	27,367	28,251
Total	$262,903	$260,927

Operating income:
Reservoir Description	$34,853	$34,851
Production Enhancement	37,202	34,238
Reservoir Management	10,474	9,846
Corporate and other	298	102
Total	$82,827	$79,037

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(amounts in thousands)

ASSETS:	31 March 2014	31 December 2013
	(Unaudited)
Cash and Cash Equivalents	$23,253	$25,088
Accounts Receivable, net	209,234	201,322
Inventory	50,906	46,821
Other Current Assets	35,115	30,637
Total Current Assets	318,508	303,868

Property, Plant and Equipment, net	141,758	138,824
Intangibles, Goodwill and Other Long Term Assets, net	220,097	218,318
Total Assets	$680,363	$661,010

LIABILITIES AND EQUITY:

Accounts Payable	53,715	50,821
Other Current Liabilities	94,746	84,954
Total Current Liabilities	148,461	135,775

Long-Term Debt & Lease Obligations	279,000	267,002
Other Long-Term Liabilities	85,968	88,844

Total Equity	166,934	169,389
Total Liabilities and Equity	$680,363	$661,010

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2014

CASH FLOWS FROM OPERATING ACTIVITIES	$65,624

CASH FLOWS FROM INVESTING ACTIVITIES	(10,475)

CASH FLOWS FROM FINANCING ACTIVITIES	(56,984)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,835)
CASH AND CASH EQUIVALENTS, beginning of period	25,088
CASH AND CASH EQUIVALENTS, end of period	$23,253

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items.  For this reason, we used certain non-GAAP measures that exclude these Items; and we feel that this presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2014
Operating income	$82,827
Foreign exchange losses	1,600
Operating income excluding foreign exchange	$84,427

	Three Months Ended 31 March 2014
	Reservoir Description	Production Enhancement	Reservoir Management
Operating income	$34,853	$37,202	$10,474
Foreign exchange losses	528	938	85
Operating income excluding foreign exchange	$35,381	$38,140	$10,559

Reconciliation of Net Income
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2014
Net income	$61,064
Foreign exchange losses (net of tax)	1,216
Net income excluding foreign exchange	$62,280

Reconciliation of Earnings Per Diluted Share
(Unaudited)

Three Months Ended
31 March 2014
Earnings per diluted share	$1.35
Foreign exchange losses (net of tax)	0.03
Weather disruption & project delay losses (net of tax)	0.07
Pro-Forma earnings per diluted share	$1.45

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

Three Months Ended
31 March 2014

Net cash provided by operating activities	$65,624
Capital expenditures	(7,668)
Free cash flow	$57,956

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